Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Aegerion Pharmaceuticals Inc. for the registration of up to $13,810,399 in shares of its common stock and to the incorporation by reference therein of our reports dated March 15, 2012, with respect to the consolidated financial statements of Aegerion Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Aegerion Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey

January 9, 2013